As filed with the Securities and Exchange Commission on October 26, 2010
Registration No. 333-169839

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 3
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Le Gaga Holdings Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	100	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1105, The Metropolis Tower
10 Metropolis Drive
Hung Hom, Kowloon
Hong Kong
Telephone number: +852-3162-8585
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, Suite 4D
New York, New York 10017
212-750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang Eugene Y. Lee Latham & Watkins 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852-2522-7886	Chris K.H. Lin Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong +852-2514-7650

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Registered(1)(2)	Registered	Price per Ordinary Share(3)	Price	Registration Fee
Ordinary shares, par value $0.01 per share	625,116,950	$0.19	$118,772,220.50	$8,484.70(4)

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-170038). Each American depositary share represents 50 ordinary shares.

(2)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purposes of sales outside of the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. We intend to adopt a post-offering articles of association that will provide for indemnification of officers and directors for costs, charges, expenses, judgments, losses, damages or liabilities sustained by such persons in connection with actions or proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or officers, other than as a result of such person’s actual fraud or willful misconduct.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.16 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the securities listed below (including options to acquire our ordinary shares) without registering the securities under the Securities Act. None of these transactions involved any underwriting discounts or commissions or any public offering. As a foreign issuer without substantial U.S. market interest in our securities, we sold our preferred shares through private placements outside the United States to non-U.S. persons and without any directed selling efforts in the United States and otherwise in compliance with all applicable conditions of Regulation S. All our options to purchase ordinary shares and the ordinary shares issued upon the exercise of such options were issued to directors or employees outside the United States and were in respect of ordinary shares not exceeding 15.0% of our issued ordinary share capital. Accordingly, we believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 of the Securities Act.

Ordinary Shares

China Linong was incorporated in the British Virgin Islands on March 24, 2006. China Linong issued a total of 1,050 ordinary shares, par value $1.00 each, to the following parties: 613 shares to Grow Grand, 60 shares to Magnetic Star, 60 shares to Limewater, 60 shares to Natural Eternity, 70 shares to Honeycomb, 60 shares to Win Seasons, 77 shares to Valuetrue and 50 shares to Natural Scent. Subsequently, pursuant to a shareholders’ resolution passed on March 21, 2008, the par value of each ordinary share changed from $1.00 to $0.001.

In July 2010, as part of our restructuring, we issued ordinary shares to existing shareholders of China Linong in exchange for their ordinary shares of China Linong at a 1 to 1,000 ratio.

In October 2010, we issued 66,579,999 ordinary shares pursuant to the exercise of options at an exercise price of $0.0354 per share, and 13,014,000 ordinary shares pursuant to the exercise of share options at an exercise price of $0.0729 per share.

Preferred Shares

On April 12, 2006, China Linong issued in a private placement 169.38 series A preferred shares to Sequoia China for an aggregate amount of $3,150,383.31, 19.46 series A preferred shares to Sequoia China Partners Fund for an aggregate amount of $361,946.27, and 26.22 series A preferred shares to Sequoia China Principals Fund for an aggregate amount of $487,678.89. A total of 215.06 series A preferred shares were issued in this private placement for an aggregate amount of $4,000,008.47.

Subsequently, on February 14, 2007, China Linong issued in a private placement 31.784 series A1 preferred shares to Sequoia China for an aggregate amount of $1,575,200, 3.652 series A1 preferred shares to Sequoia China Partners Fund for an aggregate amount of $181,000, 4.919 series A1 preferred shares to Sequoia China Principals Fund for an aggregate amount of $243,800, 24.213 series A1 preferred shares to Grow Grand for an aggregate amount of $1.2 million, and 16.142 series A1 preferred shares to Honeycomb for an aggregate amount of $800,000. A total of 80.71 series A1 preferred shares were issued in this private placement for an aggregate amount of $4.0 million.

On March 21, 2008, China Linong issued in a private placement 75,420 series B preferred shares to Sequoia China Growth Fund for an aggregate amount of $5,500,237, 130,270 series B preferred shares to SIG China for an aggregate amount of $9,500,344, 89,056 series B preferred shares to Pacven VI for an aggregate amount of $6,494,685, 6,934 series B preferred shares to Pacven VI Parallel for an aggregate amount of $505,683, and 27,420 series B preferred shares to PreIPO Capital for an aggregate amount of $1,999,688. A total of 329,100 series B preferred shares were issued in this private placement for an aggregate amount of $24,000,637.

On April 10, 2008, PreIPO Capital transferred all its interest in series B preferred shares in China Linong to its affiliate, Made In China Ltd. As a result of the transfer, Made In China Ltd. replaced PreIPO Capital as the holder of 27,420 series B preferred shares. On July 18, 2008, Sequoia China Growth Fund sold all its interest in series B preferred shares to its affiliates Sequoia China Growth Partners Fund and Sequoia China GF Principals Fund for a consideration of $701,860. As a result of the sale, Sequoia China Growth Partners Fund and Sequoia China GF Principals Fund were the holders of 1,554 and 8,070 series B preferred shares, respectively.

On December 22, 2009, China Linong issued in a private placement an aggregate of 79,127 series B1 preferred shares to a group of investors, comprising Grow Grand, Magnetic Star, Honeycomb, Valuetrue, Chic Holdings Limited, Lu Rong, SIG China, Pacven VI, Pacven VI Parallel, Sequoia China, Sequoia China Partners Fund, Sequoia China Principals Fund, Sequoia China Growth Fund, Sequoia China Growth Partners Fund, Sequoia China GF Principals Fund and Made In China.

Subsequently, on January 19, 2010, Sequoia China, Sequoia China Partners Fund, and Sequoia China Principals Fund collectively transferred all 12,067 series B1 preferred shares of China Linong to Sequoia China Growth Fund, Sequoia China Growth Partners Fund, Sequoia China GF Principals Fund for a consideration of $913,471.90. As a result, the transferors no longer hold series B1 preferred shares, whereas Sequoia China Growth Fund increased its series B1 shareholdings by 10,565 shares, Sequoia China Growth Partners Fund increased its series B1 shareholdings by 251 shares, and Sequoia China GF Principals Fund increased its series B1 shareholdings by 1,291 shares. In July 2010, all of China Linong’s preferred shares were exchanged for our preferred shares at a 1 to 1,000 ratio. Each of our preferred shares will automatically convert into one ordinary share immediately upon the closing of this initial public offering, subject to customary anti-dilution provisions.

Share Options

China Linong granted options to directors, employees and others providing similar services under its 2007 and 2009 share incentive plans as follows.

Number of Options	Exercise Price	Grant Date	Expiration Date
	($ per share)

66,580,000	0.0354	May 23, 2007	May 23, 2017
48,246,000	0.0729	April 17, 2009	April 17, 2019
103,184,000	0.0757	March 29, 2010	March 29, 2020
60,000,000	0.08	August 31, 2010	August 30, 2020

In July 2010, all of these options were exchanged into options to purchase ordinary shares of our company at a 1 to 1,000 ratio.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on pages II-5 to II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on October 26, 2010.

LE GAGA HOLDINGS LIMITED

By:	/s/ Shing Yung Ma
Name:     Shing Yung Ma

Title:	Chairman and chief executive officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on October 26, 2010.

Signature		Title

/s/ Shing Yung Ma Name: Shing Yung Ma		Chairman and chief executive officer (Principal executive officer)

/s/ * Name: Auke Cnossen		Chief financial officer (Principal financial and accounting officer)

/s/ * Name: Na Lai Chiu		Director

/s/ * Name: Jin Li		Director

/s/ * Name: Neil Nanpeng Shen		Director

/s/ * Name: Tim Ting Gong		Director

/s/ * Name: Jeffrey Zeng		Director

/s/ * Name: Kate Ledyard Title: Law Debenture Corporate Services Inc.		Authorized U.S. Representative

* By:	/s/ Shing Yung Ma Name: Shing Yung Ma Attorney-in-Fact

LE GAGA HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number		Description of Document

1.1		Form of Underwriting Agreement
3	.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3	.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant post-offering
4	.1†	Form of the Registrant’s American Depositary Receipt (included in Exhibit 4.3)
4	.2†	Registrant’s Specimen Certificate for Ordinary Shares
4	.3†	Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder
5	.1†	Opinion of Maples and Calder regarding the validity of ordinary shares being registered
8	.1†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8	.2†	Opinion of Latham & Watkins regarding certain U.S. tax matters
10	.1†	Series A Preferred Share Purchase Agreement by and among China Linong International Limited, Land V. Group Limited, Land V. Limited, Shing Yung Ma, Li Luan, Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., and the then PRC Subsidiaries (as defined therein) dated April 12, 2006
10	.2†	Series A1 Preferred Share Purchase Agreement by and among China Linong International Limited, Land V. Group Limited, Land V. Limited, Hong Kong Linong Limited, Shing Yung Ma, Li Luan, Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., Grow Grand Limited, Honeycomb Assets Management Limited, and the then PRC Subsidiaries (as defined therein) dated February 14, 2007
10	.3†	Series B Preferred Share Subscription Agreement by and among China Linong International Limited, Land V. Group Limited, Land V. Limited, Hong Kong Linong Limited, Shing Yung Ma, Li Luan, Sequoia Capital China Growth Fund I, L.P., SIG China Investments One, Ltd, Pacven Walden Ventures VI, L.P., Pacven Walden Ventures Parallel VI, L.P., PreIPO Capital Partners Limited, and the then PRC Subsidiaries (as defined therein) dated March 21, 2008
10	.4†	Series B1 Preferred Share Subscription Agreement by and among China Linong International Limited, Land V. Group Limited, Land V. Limited, Hong Kong Linong Limited, Shing Yung Ma, Li Luan, Grow Grand Limited, Magnetic Star Holdings Limited, Honeycomb Assets Management Limited, Valuetrue Investments Limited, Chic Holdings Limited, Lu Rong, SIG China Investments One, Ltd, Pacven Walden Ventures VI, L.P., Pacven Walden Ventures Parallel VI, L.P., Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Partners Fund I, L.P., Sequoia Capital China GF Principals Fund I, L.P., Made In China Ltd., and the then PRC Subsidiaries (as defined therein) dated December 22, 2009
10	.5†	Share Purchase Agreement relating to series B preferred shares between PreIPO Capital Partners Limited and Made In China Ltd dated April 10, 2008
10	.6†	Share Purchase Agreement relating to series B preferred shares by and among Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Partners Fund I, L.P., and Sequoia Capital China GF Principals Fund I, L.P., dated July 18, 2008
10	.7†	Accession Agreement relating to series B preferred shares by and among all parties of series B Shareholders Agreement, Sequoia Capital China Growth Partners Fund I, L.P., Sequoia Capital China GF Principals Fund I, L.P., and Made In China Ltd dated July 22, 2008
10	.8†	Share Transfer Agreement relating to ordinary shares between Natural Scent Limited and Chic Holdings Limited dated January 18, 2010

Exhibit Number		Description of Document

10	.9†	Share Transfer Agreement relating to ordinary shares between Natural Scent Limited and Lu Rong dated January 18, 2010
10	.10†	Share Purchase Agreement relating to series B1 preferred shares by and among Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., Sequoia Capital China Growth Fund I, L.P., Sequoia Capital China Growth Partners Fund I, L.P., Sequoia Capital China GF Principals Fund I, L.P. dated January 19, 2010
10	.11†	Shareholders Agreement by and among the Registrant, China Linong International Limited, Land V. Group Limited, Land V. Limited, Hong Kong Linong Limited, Shing Yung Ma, Li Luan, holders of ordinary shares, holders of series A preferred shares, holders of series A1 preferred shares, holders of series B preferred shares, holders of series B1 preferred shares and the PRC subsidiaries dated July 16, 2010
10	.12†	Loan Agreement entered into between DEG — Deutsche Investitions — Und Entwicklungsgesellschaft Mbh and China Linong International Limited dated November 10, 2009
10	.13†	Share Retention Letter dated October 22, 2009 from Shing Yung Ma to DEG — Deutsche Investitions — Und Entwicklungsgesellschaft Mbh, agreed on November 10, 2009
10	.14†	2010 Share Incentive Plan
10	.15†	2009 Share Incentive Plan
10	.16†	Form of Indemnification Agreement
10	.17†	Form of Employment Agreement
10	.18†	English translation of Land Lease Contract between Agricultural Development Office of Guyuan County, Hebei Province and Land V. Ltd (Zhangjiakou) dated November 1, 2006
10	.19†	English translation of Land Sub-Lease Contract between Cai Yingguo and Land V. Ltd (Fujian) dated June 14, 2005
10	.20†	English translation of Amendment Agreement To The Main Contract by and among Cai Yingguo, Land V. Ltd (Fujian) and Linong Agriculture Technology (Shantou) Co. Ltd dated June 25, 2010
10	.21†	English translation of Technology Development Contract between China Linong International Limited and Beijing Research Center for Information Technology in Agriculture dated August 5, 2010
21	.1†	Subsidiaries of the Registrant
23	.1†	Consent of KPMG, an Independent Registered Public Accounting Firm
23	.2†	Consent of Maples and Calder (included in Exhibit 5.1)
23	.3†	Consent of Latham & Watkins (included in Exhibit 8.2)
23	.4†	Consent of Trend Associates
23	.5†	Consent of Avista Valuation Advisory Limited
23	.6†	Consent of Asset Appraisal Limited
23	.7†	Consent of Jones Lang LaSalle Sallmanns Ltd.
23	.8†	Consent of Frost & Sullivan
23	.9†	Consent of Gordon Xiaogang Wang
23	.10†	Consent of Chung Bong Pang
23	.11†	Consent of Li-Lan Cheng
24	.1†	Powers of Attorney
99	.1†	Code of Business Conduct and Ethics of the Registrant

†	Previously filed